Exhibit 2.1

EXCHANGE AGREEMENT

This Exchange Agreement (“Agreement”) is made this 20th day of June, 2012 by and between Scot Johnson, Andrew Stewart, James Fuller, & Joseph Pergolizzi Jr., M.D. (hereinafter referred to individually as a “Executive Shareholder” and collectively as the “Executive Shareholders”), being certain of the Shareholders who are also officers or directors of PSORIA-SHIELD INC., a Florida company (hereinafter referred to as “PSI”), and WELLNESS CENTER USA, INC., an Illinois corporation (hereinafter referred to as the “Company”).

RECITALS:

The Company is engaged in the business of providing healthcare solutions (the “Project”).

PSI is engaged in the business of providing targeted UV phototherapy devices to healthcare providers for the treatment of skin disorders (the “Services”).

The Company wishes to expand into other areas of the health-care field which are complementary with the Project, so that it might increase the potential value of issued and outstanding shares of common stock in the Company (“Shares”).

The Executive Shareholders own or represent 3,345,000 outstanding shares of common stock in PSI (“PSI Shares”), representing 43.52% voting and ownership control of all issued and outstanding shares of stock in PSI, and wish to expand PSI’s provision of Services so that it might increase the potential value of the PSI Shares.

The Company and the Executive Shareholders believe that their wishes for expansion, and to increase the potential the value of the Shares and the PSI Shares, respectively, may be advanced through an exchange of Shares and PSI Shares pursuant the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the respective representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Certain Definitions

As used in this Agreement, and in addition to any other defined terms used herein, each of the following terms shall have the following meaning:

1.1

Affiliate.  “Affiliate” of a Person shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person.

1.2

Associate.  “Associate” of a Person shall mean (i) an Affiliate of such Person; or (ii) a relative or spouse of such Person, or a relative of such spouse; or (iii) any trust or other estate in which such Person (or any relative or spouse of such Person) has a substantial beneficial interest or as to which such Person (or any relative or spouse of such Person, or a relative of such spouse) serves as a trustee or in a similar fiduciary capacity.

1.3

Closing.  “Closing” shall mean the delivery of the documents and materials described in Section 3.

1.4

Closing Date.  “Closing Date” has the meaning set forth in Section 3.1.

1.5

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.6

Financial Statements.  “Financial Statements” shall meaning the financial statements of PSI and the Company, respectively, as further identified herein.

1.7

Indebtedness.  “Indebtedness” shall mean (i) all obligations for borrowed money, whether current or funded, secured or unsecured; (ii) all obligations on the deferred purchase price of any property or services; (iii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller, owner or lender under such agreement in the event of a default may be limited to repossession or sale or such property); (iv) all obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien; (v) all obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (vi) any obligation in respect of bankers’ acceptances or letters of credit; (vii) any obligations secured by Liens on property, whether or not such obligations were assumed at the time of acquisition of such property; (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above which is directly or indirectly guaranteed by any Affiliate; (ix) any accrued and unpaid interest or other charges on any of the foregoing obligations; (x) present, future or contingent payment obligations under any qualified or non-qualified welfare, benefit or other plan, agreement or arrangement with any former or present employee or Associate of such employee; (xi) Taxes; and (xii) all other forms of obligations except trade accounts payable and accrued expenses incurred in the ordinary course of business.

1.8

Intellectual Property.  “Intellectual Property” shall mean  trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, and all similar intellectual property rights, and licenses of any of the foregoing.

1.9

Lien.  “Lien” shall mean any mortgage, trust deed, pledge, security interest, claim, charge or encumbrance of any kind.

1.10

Material and Materially.  “Material” and “Materially”, unless otherwise specifically defined, shall mean and include any specified item, event or matter which, in the aggregate, results in, or may have as a result, an impact which exceeds or may exceed $25,000.00.

1.11

Person.  “Person” shall mean any individual, business corporation, municipal or not-for-profit corporation, trust, general or limited partnership, limited liability company, joint venture, unincorporated association, joint stock company, or any other entity or organization of any kind, and any governmental entity, including any agency or political subdivision thereof.

1.12

Securities Act.  “Securities Act” shall mean the Securities Act of 1933.

1.13

Tax Returns.  “Tax Returns” shall mean all returns, amended returns, declarations, statements, reports, information statements, declarations of estimated taxes, backup withholding returns or reports and other documents required to be filed in respect of Taxes.

1.14

Taxes.  “Taxes” shall mean all federal, state, municipal, local and foreign taxes, customs, duties, fees, levies, assessments or charges of any kind whatever including, but not limited to, income, alternative minimum income, franchise, profits, windfall profits, gross receipts, excise, sales, use, license, lease, service, service use, transaction, occupation, severance, stamp, premiums, energy, environmental, withholding, payroll, employment, unemployment, Social Security, worker’s compensation, ad valorem, real or personal property, and capital taxes, and any interest, penalties, additions to tax or other additional amounts with respect thereto.

ARTICLE II

Exchange of Shares and PSI Shares

2.1

Exchange of Shares and PSI Shares. Subject to the provisions of this Agreement, the Executive Shareholders are prepared to transfer to the Company their PSI Shares in consideration of the Company’s issuance of Shares to them on a 1:1 exchange ratio.  In addition, the Executive Shareholders and the Board of Directors of PSI will recommend to all remaining shareholders of PSI that they also exchange their PSI Shares for Shares of the Company on the same 1:1 exchange ratio.  Provided all PSI Shares are exchanged 100% with Shares of the Company, the Company shall issue a total of 7,686,797 Shares according to this Agreement.

ARTICLE III

The Closing

3.1

Time and Place of Closing.  The Closing shall take place at the offices of the Company’s attorneys, Rieck and Crotty, P.C., 55 West Monroe Street, Suite 3390, Chicago, Illinois  at 11:00 A.M. Central Standard Time, on July  31, 2012 or at such other time, date or place as may be mutually agreed by the parties (the “Closing Date”).

3.2

Exchange and Transfer of the Shares and PSI Shares.  At the Closing, the Company shall exchange and transfer the Shares to the Executive Shareholders in the manner hereinafter provided, and the Executive Shareholders shall acquire and accept the Shares solely for and in consideration of the PSI Shares, which shall be delivered to the Company at Closing.  In addition, at Closing the Company shall exchange and transfer Shares to the other shareholders of PSI in the manner hereinafter provided, and the Executive Shareholders shall cause to be delivered at Closing PSI Shares representing 100% of the PSI Shares issued and outstanding to such shareholders, solely for and in consideration of the PSI Shares, which shall be delivered to the Company at Closing

3.3

Deliveries by the Executive Shareholders to the Company.  At the Closing, the Executive Shareholders will deliver to the Company the following:

(a)

Certificates and assignments duly executed in favor of the Company and representing 100% of the issued and outstanding PSI Shares;

(b)

Certificate of Good Standing for PSI;

(c)

Any consent required under any Material Contract or Lease relating to the assets or business of PSI including, but not limited to, any and all licenses required to continue operation of PSI’ operations in the manner conducted prior to the Closing, duly executed in favor of the Company; and

3.4

Deliveries by the Company to the Executive Shareholders.  At the Closing, the Company will deliver to the Executive Shareholders the following:

(a)

Certificates representing the Shares, issued in the names of the Executive Shareholders and the other shareholders of PSI, reflecting their respective pro rata interest as specified in Exhibit A.

(b)

Certificate of Good Standing for the Company;

(c)

Any consents required from shareholders and directors of the Company; and

(d)

Any consent required under any Material Contract or Lease relating to the assets or business of the Company, duly executed in favor of Executive Shareholders.

(e)

A resolution of the Board of Directors of the Company appointing Scot Johnson to an existing vacant seat on the Company’s Board of Directors.

(f)

Employment Agreement(s) to Scot Johnson and other key PSI personnel, in form acceptable to the Company and the Executive Shareholders, duly executed and including, among other things, non-disclosure, non-solicitation and non-compete provisions effective for the term of employment and extending for a period of  one year following termination of employment.

ARTICLE IV

Representations and Warranties of the Executive Shareholders

Except as disclosed in the Schedules and Exhibits attached hereto (individually referred to as a “Schedule” and “Exhibit” and collectively as “Schedules” and “Exhibits”) as referenced to  in the specific Section or Sections hereof to which the disclosure, Exhibit or Schedule pertains, each Executive Shareholder of PSI, executing this Agreement represents and warrants to the Company as follows:

4.1

Title to the PSI Shares.  He, she or it owns, beneficially and of record, all of his, her or its’ PSI Shares in PSI, free and clear of any Liens and Indebtedness.

4.2

Organization; Qualification.  PSI is a company duly organized, validly existing and in good standing under the laws of its organization.  PSI has the corporate power and authority to own all of its properties and assets and to carry on the business as presently conducted and is qualified as a foreign corporation in any  jurisdiction where the failure to be so qualified would have a Material adverse effect on PSI, its business or operations.

4.3

Authority Relative to this Agreement.  Each Executive Shareholder has full and complete power and authority to execute and deliver this Agreement on behalf of himself and to consummate the transactions contemplated hereby solely as they relate to such Executive Shareholder.  The execution and delivery of this Agreement by each Executive Shareholder and any and all related agreements and documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized.  When executed and delivered, this Agreement, and all related agreements  and documents, shall have been duly and validly executed and delivered by Executive Shareholders and will not violate, constitute or cause a default, or result in any loss of a Material right under, any provision of law or the articles of incorporation of PSI, or any rule, regulation, order, judgment, decree, contract, instrument or agreement to which any Executive Shareholder is subject, or to which either is a party, and will not result in any termination, acceleration or maturity of any liability, Indebtedness or obligation of any Executive Shareholder.  This Agreement constitutes, and when executed and delivered each of the related agreements and documents shall constitute, a valid and binding obligation of the Executive Shareholders.

4.4

Governmental Authorization and Compliance.  Schedule 4.4 sets forth a complete and accurate list of all licenses, franchises, permits and other governmental authorizations relating to the assets and business operations of PSI.  There are no violations of any such license, franchise, permit and other governmental authorization, nor are there any proceedings pending or threatened to revoke or limit any such license, franchise, permit, or other governmental authorization, except for those instances where such violation, revocation or limitation will not have a Material adverse effect the assets or business operations of PSI.

4.5

Capitalization.  Schedule 4.5 includes the records of PSI delivered by the Executive Shareholders to the Company report accurately the authorized capitalization of PSI and the number of PSI Shares presently outstanding and issued to all shareholders, all of which are duly authorized, validly issued, fully paid and non-assessable.  There are no additional outstanding preemptive rights, subscriptions, warrants, options, contracts, calls or other rights of any kind with regard to any PSI Shares or any other security of PSI of any kind, and there are no capital appreciation rights, phantom stock plans, securities with profit participation rights or features, other similar obligations or commitments of PSI relating to any PSI Shares or any other security of any kind.

4.6

Financial Statements.   The Executive Shareholders have previously furnished the Company a complete and accurate copy of the balance sheet for each of the two most recent fiscal year ends, and for the interim period ended March 31st, 2012 and the related statements of income and retained earnings for said periods (the “Financial Statements”).  The Financial Statements fairly present  the financial position of PSI as of the respective dates, and the results of its operations and changes in financial position for the periods covered thereby, and except to the extent otherwise set forth in the footnotes contained therein have been prepared in accordance with generally accepted accounting principles consistently applied.

4.7

Title to and Location of Assets.  PSI has good and marketable title to all of its assets, real and personal, tangible and intangible, including those capitalized on or included in the Financial Statements, except only for properties and assets disposed of in the ordinary course of business.

4.8

Leases.  Schedule 4.8 lists all real and personal property leases (“Leases”) to which PSI is a party or by which either may be bound.  PSI is not in default in any Material respect under the terms of any Lease.

4.9

Material Contracts.  Schedule 4.9 lists all Material contracts, agreements, instruments, and commitments arising from or relating to the assets and business operations of PSI or to which it is bound.  All contracts, agreements, instruments, and other commitments described in this Section 4.9 to the knowledge of the Executive Shareholders are in full force and effect and PSI has complied with the provisions thereof.

4.10

Intellectual Property.  Schedule 4.10 sets forth a list of all registered trademarks, registered copyrights, patents and patent applications owned or used by PSI in its business operations.  To the knowledge of the Executive Shareholders, no other Person possesses any right, title or interest in, to or under such Intellectual Property.  There is no pending or, to the knowledge of the Executive Shareholders, threatened claim or litigation against PSI contesting its right, title or interest with respect to any such Intellectual Property and such Intellectual Property does not infringe, violate or require the use of any consent, trademark, trade name, license, copyright, trade secret, or other proprietary asset of any other Person.

4.11

Labor Relations.  To the knowledge of the Executive Shareholders, there are no controversies pending between PSI and any of its present or former employees which: (a) affect, or can reasonably be expected to affect, adversely and Materially, its assets or business operations; or (b) relate to any effort to prevent, restrict or delay consummation of any of the transactions contemplated by this Agreement.

4.12

Employment Agreements.  To the knowledge of the Executive Shareholders, there are no written or oral agreements with any employees of PSI which are not terminable upon notice of thirty (30) days or less.

4.13

Employee Benefit Plans.  There are no employee benefit plans within the meaning of applicable law that affect employees of PSI.

4.14

Maintenance of Tangible Assets.  The assets of PSI have been and will be from the date hereof through the Closing Date, maintained in good and operable condition ordinary wear and tear excepted.

4.15

Accounts Receivable.  Accounts receivable are fairly reported in the Financial Statements, arose in the ordinary course of business and are the result of arm’s length, bona fide transactions.

4.16

Litigation.  There are no actions, suits, claims, investigations or proceedings legal, administrative or arbitrative) pending against Executive Shareholders, PSI or any officer, manager or employee thereof, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality.

4.17

Absence of Changes.  Since the date of the Financial Statements, PSI has operated in the ordinary course, and there has been no: (a) Material adverse change in the operations, properties or condition (financial or otherwise); (b) damage, destruction or loss (whether or not covered by insurance) Materially and adversely affecting the assets or business operations or that could reasonably be expected to affect, Materially and adversely, the assets or business operations thereof

4.18

Insurance.  Schedule 4.18 is a complete and accurate list of all currently effective policies of insurance of which PSI is the owner or insured or covering any of its assets or business operations, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, and expiration date.  All such policies are in full force and effect, all premiums due thereon have been paid, and PSI has complied in all Material respects with the provisions of such policies.

4.19

Taxes.  All Tax Returns required to be filed by or on behalf of PSI have been duly filed on a timely basis and such Tax Returns are complete and accurate.  All Taxes due and payable have been paid in full on a timely basis.  PSI has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person.  The liability for unpaid Taxes for all periods ended on or prior to the date of this Agreement included in the Financial Statements does not exceed the liability accruals for Taxes (excluding reserves for deferred Taxes) reflected in such Financial Statements.

4.20

Environmental Matters.  PSI has been, and at the Closing will be, in compliance in all Material respects and with all federal, state and local statutes, laws, ordinances, orders, rules, regulations, and moratoria relating to operation and occupancy of its  assets and business operations.  PSI has not at any time received any notice alleging any non-compliance with or potential liability pursuant to any of such statutes, laws, ordinances, orders, rules, regulations, or moratoria.

4.21

Schedules.  All of the Schedules and Exhibits provided by and attached to this Agreement by the Executive Shareholders are complete and accurate in all respects.  Schedules and Exhibits may be attached at any time prior to Closing, and subject to acceptance by each other party.

4.22

Nature of Transaction.  The Company is aware that only Executive Shareholders of PSI who are also senior officers are executing this Agreement.  The representation and warranties contained in Article IV of the Executive Shareholders regarding PSI are obligations only of the Executive Shareholders executing this Agreement.  It is the intention of the Executive Shareholders, PSI and the Company, that the Company will offer to exchange Shares with all the remaining shareholders of PSI not executing this Agreement for their PSI Shares, upon terms and conditions substantially similar to those set forth herein.  No shareholder not a party to this Agreement shall be bound by this Agreement in any respect, nor shall any shareholder not a party to this Agreement be deemed to be liable for any breach of any representation, warranty, provision, covenant or condition of this Agreement.  Each shareholder will receive from the Company an offer to exchange Shares for PSI Shares and, if such shareholder elects to tender his, her or its PSI Shares in exchange for Shares, the only obligations, liabilities, representations or warranties to which such shareholder will be bound will be set forth in such an exchange agreement executed by such shareholder upon tender of his, her or its PSI Shares and as provided in such exchange agreement.

ARTICLE V

Representations and Warranties of the Company

Except as disclosed in the Schedules and Exhibits attached hereto (individually referred to as a “Schedule” and “Exhibit” and collectively as “Schedules” and “Exhibits”) as referenced to  in the specific Section or Sections hereof to which the disclosure, Exhibit or Schedule pertains, the Company represents and warrants to the Executive Shareholders as follows:

5.1

Organization; Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its organization.  The Company has the corporate power and authority to own all of its properties and assets and to carry on the business as presently conducted and is qualified as a foreign corporation in any  jurisdiction where the failure to be so qualified would have a Material adverse effect on the Company, its business or operations.

5.2

Authority Relative to this Agreement.  The Company has full and complete power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby as they relate to the Company.  The execution and delivery of this Agreement by the Company and any and all related agreements and documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized.  When executed and delivered, this Agreement, and all related agreements  and documents, shall have been duly and validly executed and delivered by the Company and will not violate, constitute or cause a default, or result in any loss of a Material right under, any provision of law or the articles of incorporation and bylaws of the Company, or any rule, regulation, order, judgment, decree, contract, instrument or agreement to which the Company is subject, or to which it is a party, and will not result in any termination, acceleration or maturity of any liability, Indebtedness or obligation of the Company.  This Agreement constitutes, and when executed and delivered each of the related agreements and documents shall constitute, a valid and binding obligation of the Company.

5.3

Governmental Authorization and Compliance.  Schedule 5.3 sets forth a complete and accurate list of all Material licenses, franchises, permits and other governmental authorizations relating to the assets and business operations of the Company.  There are no violations of any such license, franchise, permit and other governmental authorization, nor are there any proceedings pending or threatened to revoke or limit any such license, franchise, permit, or other governmental authorization, except for those instances where such violation, revocation or limitation will not have a Material adverse effect the assets or business operations of the Company.

5.4

Capitalization.  The corporate records of the Company delivered by the Company to the Executive Shareholders report accurately the authorized capital stock of the Company and the number of shares of stock presently outstanding and issued, all of which is duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in Schedule 5.4, there are no outstanding preemptive rights, subscriptions, warrants, options, contracts, calls or other rights of any kind with regard to any shares of stock or any other security of the Company of any kind, and there are no capital appreciation rights, phantom stock plans, securities with profit participation rights or features, or similar obligations or commitments of the Company.

5.5

Financial Statements.  The Company has previously furnished the Executive Shareholders a complete and accurate copy of the balance sheet for each of the two most recent fiscal year ends, and for the interim period ended March 31st, 2012 and the related statements of income and retained earnings for said periods (the “Financial Statements”).  The Financial Statements fairly present the financial position of the Company as of the respective dates, and the results of its operations and changes in financial position for the periods covered thereby, and except to the extent otherwise set forth in the footnotes contained therein have been prepared in accordance with generally accepted accounting principles consistently applied.

5.6

Title to and Location of Assets.  The Company has good and marketable title to all of its assets, real and personal, tangible and intangible, including those capitalized on or included in the Financial Statements, except only for properties and assets disposed of in the ordinary course of business.

5.7

Leases.  Schedule 5.7 lists all real and personal property leases (“Leases”) to which the Company is a party or by which it may be bound.  The Company is not in default in any Material respect under the terms of any Lease.  Each Lease is valid, binding and enforceable, in accordance with its terms, against each party thereto.

5.8

Material Contracts.  Schedule 5.8 lists all Material contracts, agreements, instruments, and commitments arising from or relating to the assets and business operations of the Company or to which it is bound.  All contracts, agreements, instruments, and other commitments described in this Section 5.8 are in full force and effect and the Company has complied with the provisions thereof.

5.9

Intellectual Property.  Schedule 5.9 sets forth a list of all registered trademarks, registered copyrights, patents and patent applications owned or used by the Company in its business operations.  To the knowledge of the Company, no other Person possesses any right, title or interest in, to or under such Intellectual Property.  There is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company contesting its right, title or interest with respect to any such Intellectual Property and such Intellectual Property does not infringe, violate or require the use of any consent, trademark, trade name, license, copyright, trade secret, or other proprietary asset of any other Person.

5.10

Labor Relations.  There are no controversies pending between the Company and any of its present or former employees which: (a) affect, or can reasonably be expected to affect, adversely and Materially, its assets or business operations; or (b) relate to any effort to prevent, restrict or delay consummation of any of the transactions contemplated by this Agreement.

5.11

Employment Agreements.  There are no written or oral agreements with any employees of the Company which are not terminable upon notice of thirty (30) days or less.

5.12

Employee Benefit Plans.  There are no employee benefit plans within the meaning of applicable law that affect employees of the Company.

5.13

Maintenance of Tangible Assets.  The assets of the Company have been and will be from the date hereof through the Closing Date, maintained in good and operable condition ordinary wear and tear excepted.

5.14

Accounts Receivable.  Accounts receivable are fairly reported in the Financial Statements, arose in the ordinary course of business and are the result of arm’s length, bona fide transactions.

5.15

Litigation.  There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending against the Company or any officer, director or employee thereof, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality.

5.16

Absence of Changes.  Since the date of the Financial Statements, the Company has operated in the ordinary course, and there has been no: (a) Material adverse change in the operations, properties or condition (financial or otherwise); (b) damage, destruction or loss (whether or not covered by insurance) Materially and adversely affecting the assets or business operations or that could reasonably be expected to affect, Materially and adversely, the assets or business operations thereof.

5.17

Insurance.  Schedule 5.17 is a complete and accurate list of all currently effective policies of insurance of which the Company is the owner or insured or covering any of its assets or business operations, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, and expiration date.  All such policies are in full force and effect, all premiums due thereon have been paid, and the Company has complied in all Material respects with the provisions of such policies.

5.18

Taxes.  All Tax Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Tax Returns are complete and accurate.  All Taxes due and payable have been paid in full on a timely basis.  The Company has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person.  The liability for unpaid Taxes for all periods ended on or prior to the date of this Agreement included in the Financial Statements does not exceed the liability accruals for Taxes (excluding reserves for deferred Taxes) reflected in such Financial Statements.

5.19

Environmental Matters.

(a)

The Company has been, and at the Closing will be, in compliance in all Material respects and with all federal, state and local statutes, laws, ordinances, orders, rules, regulations, and moratoria relating to operation and occupancy of its assets and business operations.  The Company has not  at any time received any notice alleging any non-compliance with or potential liability pursuant to any of such statutes, laws, ordinances, orders, rules, regulations, or moratoria.

(b)

There is no underground storage tank or hazardous waste, substance, chemical, or other condition or use of the Company’ s assets or their vicinity, whether natural or man-made, which poses a present or potential threat of damage to the health of persons, to property, to natural resources, or to the environment.

(c)

The Company has no liability, responsibility or obligation, whether fixed, unliquidated, absolute, contingent or otherwise, under any federal, state or local environmental laws or regulations, including any liability, responsibility, or obligation for fines or penalties, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any duty, obligation, or claim under any such laws or regulations, and, to the knowledge of the Company there is no reason to believe that any such claims, actions, suits, proceedings, or investigations under such laws or regulations exist or may be brought or threatened.

5.20

Schedules.  All of the Schedules and Exhibits provided by and attached to this Agreement by the Executive Shareholders are complete and accurate in all respects.  Schedules and Exhibits may be attached at any time prior to Closing, and subject to acceptance by each other party.

ARTICLE VI

Other Agreements of the Parties

6.1

Expenses.  Whether or not the transactions contemplated are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

6.2

Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

6.3

Further Assurances.  From time to time, without further consideration, the Executive Shareholders at their own expense, will execute and deliver, or cause to be executed and delivered, such documents as the Company may reasonably request to more effectively consummate the transactions contemplated hereby.  From time to time, without further consideration, the Company, at its own expense, will execute and deliver, or cause to be executed and delivered, such documents as the Executive Shareholders may reasonably request to more effectively consummate the transactions contemplated hereby.

6.4

Negotiations with Others.  During the period from the date of this Agreement to the Closing Date, neither the Executive Shareholders nor the Company shall, directly or indirectly, engage in discussions or negotiations with any person or entity concerning any possible proposal regarding a sale or transfer of all or any part of the PSI Shares or the assets or business operations of PSI.  The Executive Shareholders agree to disclose to the Company the existence and content of any communication they receive concerning any such possible proposal as soon as practicable after receipt of the communication.

6.5

Indemnification by Company.  Subject to the provisions of Sections 6.5, 6.7, 6.8 and 6.9, from and after the Closing Date, Company hereby covenants and agrees to indemnify and hold Executive Shareholders, and all other exchanging shareholders who exchange or tender their shares, their Affiliates and their respective Affiliates, members, managers, directors, officers, partners, trustees, shareholders, employees and agents (each, a “Executive Shareholder Indemnified Party” and collectively, the “PSI Indemnified Parties”) harmless from, against and in respect of:

(a)

any Loss resulting from the inaccuracy of any representation or warranty by Company under this Agreement or in any certificate or other instrument provided by Company as required by this Agreement; and

(b)

any Loss resulting from any nonfulfillment of any covenant or agreement on the part of Company under this Agreement.

The foregoing matters giving rise to the PSI Indemnified Parties’ rights to indemnification hereunder are hereinafter referred to as “PSI Claims.”

6.6

Indemnification by Executive Shareholders.  Subject to the provisions of Sections 6.6, 6.7, 6.8 and 6.10, from and after the Closing Date, Executive Shareholders (as defined herein), severally but not jointly, hereby covenant and agree to indemnify and hold Company, Company’s Affiliates, and their respective Affiliates, members, managers, directors, officers, partners, trustees, shareholders, employees and agents (each, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) harmless from, against and in respect of:

(a)

any Loss resulting from the inaccuracy of any representation or warranty under this Agreement or in any certificate provided by Executive Shareholders to Buyer as required by this Agreement;

(b)

any Loss resulting from any nonfulfillment of any covenant or agreement on the part of Executive Shareholders under this Agreement; and

(c)

any Loss resulting from any claim asserted against any Company Indemnified Party or PSI by any shareholder of PSI not executing this Agreement and not electing to exchange his, her or its PSI Shares for Shares as provided herein.

The foregoing matters giving rise to the Company Indemnified Parties’ right to indemnification hereunder are hereinafter referred to as “Company Claims.”

6.7

Third Party Claims; Notification of Claims.

(a)

Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Person entitled to indemnification under this Article VI (the “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Article VI, such Indemnitee shall promptly notify in writing (each such notice, a “Third Party Claim Notice”) the party or parties from whom such indemnification could be sought under this Article VI (each, an “Indemnitor” and collectively, the “Indemnitors”) of such Third Party Claim.  The Indemnitor may, at its option, assume the defense of the Indemnitee against any Third Party Claim (including the employment of counsel reasonably satisfactory to the Indemnitee) if the Indemnitor promptly notifies the Indemnitee of its intention to do so and keeps the Indemnitee fully informed as to all matters relating to the defense and settlement of such action.  The Indemnitee shall not settle or compromise any Third Party Claim as to which the Indemnitor has assumed the defense.  The Indemnitor shall in no case settle or compromise a Third Party Claim or consent to the entry of judgment with respect to a Third Party Claim, other than solely for money damages within the limits set forth in Section 6.8, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or judgment would adversely affect the Indemnitee in any continuing manner.

(b)

In addition to the provisions set forth in this Section 6.7 (and without limiting such provisions), following the discovery of any facts or circumstances which would reasonably be expected to give rise to a claim for indemnification under Article VI, the Indemnitee shall provide written notice to the Indemnitor reasonably promptly after discovery of such facts or circumstances, setting forth in reasonable detail the specific facts and circumstances relating to such claim, the amount of Losses relating to such claim (or a non-binding, good faith, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation), and the specific sections(s) of this Agreement upon which the Indemnitee seeking indemnification is relying in seeking such indemnification (an “Indemnification Notice”).  As additional or different facts and circumstances relating to any pending claim for indemnification under Article VI become known to the Indemnitee, such Indemnitee shall provide to the Indemnitor a supplement to the Indemnification Notice relating to such claim.

6.8

Limitations of Liability.

(a)

The Company shall not be required to indemnify any PSI Indemnified Party with respect to any claim for indemnification unless and until the aggregate amount of PSI Claims exceeds the sum of One Hundred Thousand Dollars ($100,000) (the “Threshold Amount”), in which case such indemnification obligation shall relate to the entire amount of such PSI Claim or PSI Claims.  The maximum amount for which Company is obligated to indemnify hereunder with respect to PSI Claims is fifty percent (50%) of the market value of the Company shares delivered on the Closing Date (the “Cap Amount”).  Notwithstanding anything to the contrary contained herein or in any related document, Company shall not be liable to PSI for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.  The limitations set forth above shall not be applicable to any claim for indemnification based on actual fraud or intentional misrepresentation by Company.

(b)

The Executive Shareholders shall not be required to indemnify any Company Indemnified Party with respect to any claim for indemnification unless and until the aggregate amount of all Company Claims exceeds the sum of One Hundred Thousand Dollars ($100,000), in which case such indemnification obligation shall relate to the entire amount of such Company Claim or Company Claims.  The maximum amount for which Executive Shareholders are obligated to indemnify hereunder with respect to Company Claims is the Cap Amount.  Notwithstanding anything to the contrary contained herein or in any related document, Executive Shareholders shall not be liable to Company for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.  The limitations set forth above shall not be applicable to any claim by Company for indemnification based on actual fraud or intentional misrepresentation by Seller or the Owners.

(c)

Each party hereto shall provide each other party hereto with such additional information as such party may reasonably request regarding any claim for indemnification under this Article VI.

6.9

Survival of Company’s Representations and Warranties; Limitation of Certain PSI Claims.  The representations and warranties of Company contained in this Agreement shall survive the Closing for a period ending on the one (1) year anniversary of the Closing Date and any PSI Indemnified Parties Claims made pursuant to Article VI must be made prior to such time.  The limitations set forth above shall not be applicable to any claim for indemnification based on actual fraud or intentional misrepresentation by Company.

6.10

Survival of Executive Shareholder Representations and Warranties; Limitation of Certain Company Claims.  The representations and warranties of Executive Shareholders contained in this Agreement shall survive the Closing for a period ending on the one (1) year anniversary of the Closing Date and any Company Claims must be made prior to such time.  The limitations set forth above shall not be applicable to any claim by Company for indemnification based on actual fraud or intentional misrepresentation by Executive Shareholders.

6.11

Insurance Proceeds.  Notwithstanding the foregoing, each party to this Agreement shall use commercially reasonable efforts to seek recovery under its respective applicable insurance policies, if any, covering any indemnifiable Losses to the same extent as it would if such indemnifiable Losses were not subject to indemnification hereunder.  The amount of any indemnifiable Losses subject to any Claim shall be calculated net of any insurance proceeds (net of any collection expenses) received by the insured party on account of such Claim.  In the event than an insurance recovery is made by any insured party with respect to any claim for which it has been indemnified under this Article VI, then the insured party shall pay to any other party that made any payment of any Claim or portion of any Claim  an amount equal to the aggregate amount of the recovery (net of all collection expenses) up to the actual amount of such indemnification payment.

6.12

Exclusive Remedy; Specific Performance.  The remedies set forth in this Article VI (together with the termination rights contained in this Agreement) constitute the parties’ exclusive remedies arising out of or in connection with this Agreement.  Notwithstanding the foregoing, in the event of a party’s willful breach of the terms of this Agreement, the non-breaching party shall be entitled to relief consisting of a judicial order of specific performance by the breaching party, which shall be cumulative with any other legally available remedies.

ARTICLE VII

Closing Conditions

7.1

Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or before the Closing Date of the condition that neither the Executive Shareholders and Company shall be subject to any order, decree or injunction of a court of competent jurisdiction which prevents or delays any of the transactions contemplated by this Agreement or the continuation of PSI’s or the Company’s business in the manner conducted prior to the Closing.

7.2

Conditions to the Obligations of Executive Shareholders.  The obligations of the Executive Shareholders to effect the transactions contemplated hereby shall be further subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived by Executive Shareholders:

(a)

Compliance by the Company. The Company shall have performed and complied in all material respects with the provisions contained in this Agreement required to be performed and complied with by it at or before the Closing Date.

(b)

Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement were true and correct in all material respects as of the date of this Agreement and shall also be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement.

(c)

Corporate Authority; Consents; Permits. The Company shall have delivered to Executive Shareholders evidence satisfactory to Executive Shareholders that the Company shall have obtained any and all permits, authorizations, lessor consents and approvals of any Person or public body or authority, including shareholders and directors of the Company,  required effectively to transfer the Shares to Executive Shareholders and to continue business operations of the Company in the manner conducted prior to the Closing Date.

(d)

Capital Infusion.  The Company will support PSI’s financial needs beginning on the Closing Date and going forward on an as needed basis.

7.3

Conditions to the Obligations of the Company.  The obligations of the Company to effect the transactions contemplated hereby shall be further subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived by the Company:

(a)

Compliance by the Executive Shareholders.  The Executive Shareholders shall have performed and complied in all material respects with the provisions contained in this Agreement required to be performed and complied with by or before the Closing Date.

(b)

Representations and Warranties.  The representations and warranties of the Executive Shareholders set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall also be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement.

(c)

Authority; Consents; Permits.  The Executive Shareholders shall have delivered to the Company evidence satisfactory to the Company that the Executive Shareholders and/or PSI shall have obtained any and all permits, authorizations, lessor consents and approvals of any Person or public body or authority, including Executive Shareholders and managers of PSI, required effectively to transfer the PSI Shares to the Company and to continue business operations of PSI in the manner conducted prior to the Closing Date.

7.4

Other Documents.  Each of the parties will furnish to the other party such certificates of such party’s members, shareholders, officers, directors, employees, Associates or Affiliates, or such other documents, as may be reasonably necessary to evidence fulfillment of the conditions set forth in this Article VII as the other party may reasonably request.

ARTICLE VIII

Termination

8.1

Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)

By the written agreement of Executive Shareholders and the Company;

(b)

By either Executive Shareholders or the Company by written notice to the other hereto after 5:00 p.m. Central Standard Time on July 31, 2012 if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of Executive Shareholders and the Company; or

(c)

By written notice of the Executive Shareholders to the Company if, in the exercise of the Executive Shareholders absolute discretion, any Schedule  or Exhibit submitted by the Company to the Executive Shareholders after execution of this Agreement by all parties is not satisfactory to the Executive Shareholders.

(d)

By written notice of the Company to the Executive Shareholders if, in the exercise of the Company’s absolute discretion, any  Schedule or Exhibit submitted by the Executive Shareholders to the Company after execution of this Agreement by all parties is not satisfactory to the Company of if the Executive Shareholders do not deliver at Closing certificates representing 100% of the issued and outstanding PSI Shares in consideration of  Shares to be exchanged therefor as provided herein.

(e)

By either the Executive Shareholders or the Company if: (i) the representations and warranties of the Executive Shareholders or the Company, shall not have been true and correct in all material respects as of the date when made; (ii) the Executive Shareholders or the Company shall have failed to perform and comply with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such parties prior to the time of such termination and such failure to perform or comply shall be incurable or shall not have been cured within a reasonable period of time but not less than ten  days in duration following notice of such failure, provided that the terminating party shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such terminating party prior to such time; or (iii) any event shall have occurred or any fact or condition shall exist that shall have made it impossible to satisfy a condition precedent to the terminating party’s obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event or existence of such fact or condition shall be due to the failure of the party seeking to terminate this Agreement or any of its Associates or Affiliates to perform or comply with any of the covenants, agreements, or conditions

8.2

Effect of Termination.  In the event this Agreement is terminated pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability on the part of any party hereto, or any of its members, shareholders, directors, officers, employees, agents, consultants, representatives, agents, Associates or Affiliates.

ARTICLE IX

Miscellaneous Provisions

9.1

Entire Agreement.  This Agreement is to be read together with the Employment Agreements to be delivered by the Executive Shareholders pursuant to Section 3.3 (e), and any default under this Agreement or an Employment Agreement shall constitute a default under the other.   This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements and understandings between the parties with respect thereto.

9.2

Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement signed by each of the parties.

9.3

Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits the consent of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

9.4

Investigations; Survival of Representations and Warranties.  Each of the representations and warranties of the parties contained herein or in any Exhibit, Schedule, certificate, or other document delivered before or at the Closing shall continue and survive the Closing Date.

9.5

Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given if: (a) delivered personally; or (b) mailed by certified mail (return receipt requested), postage prepaid; or (c) sent by overnight courier; or (d) transmitted by telefacsimile, email or other electronic transmission;  to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)

If to an ExecutiveShareholder to:

Psoria-Shield Inc.

6408 West Linebaugh Ave.

Suite 103

Tampa, FL 33625

(b)

If to the Company:

Wellness Center USA, Inc.

1014 E. Algonquin Road - Suite 111

Schaumburg, IL 60173

9.6

Assignment.  Neither this Agreement nor any of the rights, PSI Shares or obligations hereunder shall be assigned by any party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

9.7

Governing Law.  This Agreement shall be governed by the laws of the State of Illinois as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies, and, as partial consideration for the other party’s execution and performance hereunder each party waives personal service of any and all process upon it, to the extent permitted by law, and consents that all such service of process be made by upon such party at the address and in the manner set forth in Section 9.5 of this Agreement and service so made shall be deemed to be completed upon the earlier of actual receipt or three  days after the same shall have been posted to such party’s address.

9.8

Binding Effect and Benefit.  The provisions hereof shall be binding upon, and shall inure to the benefit of, the parties, and their respective heirs, executors, administrators, its successors, and assigns.

9.9

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10

Severability.  Whenever possible, each of the provisions of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law.  If any provisions of this Agreement or the application of any provision of this Agreement to any party or circumstance shall be prohibited by, or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision, any other provision of this Agreement, or the application of such provision to other parties or circumstances.

9.11

Arbitration. Except as otherwise provided herein, any controversy, dispute or claim between the parties arising out of, related to or in connection with this Agreement or the performance or breach hereof shall be submitted to and settled by arbitration conducted by the American Arbitration Association in Chicago, Illinois, in accordance with its commercial arbitration rules as then in effect; provided that the arbitration shall be by a single arbitrator mutually selected by the Executive Shareholders and the Company, and if the parties do not agree within thirty (30) days after the date of notification of a request for such arbitration made by either of the parties, the selection of the single arbitrator shall be made by the American Arbitration Association in accordance with said rules.  In addition to, and not in substitution for any and all other relief in law or equity that may be granted by the arbitrator, the arbitrator may grant equitable relief and specific performance to compel compliance hereunder.  The determination of the arbitrator shall be accompanied by a written opinion of the arbitrator and shall be final, binding and conclusive on the parties, and judgment on the arbitrator’s award, including without limitation equitable relief and specific performance, may be entered in and enforced by any court having jurisdiction thereof.  Fees and expenses of the American Arbitration Association and of the arbitrator shall be borne as shall be determined by the arbitrator, and the arbitrator may in his discretion award attorneys’ fees and expenses in addition to any other remedy that is allowed and regardless of whether such remedy includes an award of damages.

9.12

Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Executive Shareholders and the Company have executed this Agreement as of the date set forth above.

Executive Shareholders:	Wellness Center USA, Inc.:
By: /s/ Scot Johnson Scot Johnson, President	By: /s/ Andrew Kandalepas Andrew Kandalepas, President
By: /s/ Andrew Stewart Andrew Stewart, Board of Directors
By: /s/ Joseph Pergolizzi Jr. Joseph Pergolizzi Jr., M.D., Board of Directors
By: /s/ James Fuller James Fuller, Board of Directors